Exhibit 5

Chadbourne & Parke LLP

1301 Avenue of the Americas

New York, NY 10019-6022

Tel (212) 408-5100

Fax (212) 541-5369

November 13, 2014

ORBCOMM Inc.

395 W. Passaic Street

Rochelle Park, New Jersey 07662

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), by ORBCOMM Inc., a Delaware corporation (the “Company”), of the issuance and sale by the Company of 14,785,714 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), which includes 1,928,571 shares subject to the underwriters’ option, as described in the prospectus supplement dated November 10, 2014 (the “Prospectus Supplement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) and the related prospectus dated April 9, 2014 (the “Base Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-195077) (the “Registration Statement”), we advise as follows:

As counsel for the Company, we are familiar with the Restated Certificate of Incorporation and Amended Bylaws of the Company and we have reviewed (i) the Registration Statement filed by the Company under the Act with respect to the Shares, (ii) the Base Prospectus, (iii) the Prospectus Supplement, (iv) the corporate proceedings taken by the Company in connection with the authorization and issuance of the Shares and (v) the Underwriting Agreement dated November 7, 2014 (the “Underwriting Agreement”) by and between the Company and Raymond James & Associates, Inc., as representative of the several underwriters listed on Schedule I thereto. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company, and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of the Company and appropriate public officials.

ORBCOMM Inc.	November 13, 2014

On the basis of the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized, and when the Shares have been duly issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein with respect to the laws of any jurisdiction other than, in each case subject to the limitations and assumptions contained herein, the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth herein, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth herein.

We hereby consent to the filing of this opinion as an Exhibit to a Current Report on Form 8-K to be filed by the Company. We also hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement and the Base Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Chadbourne & Parke LLP